                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information required to be Included in Statements Filed Pursuant to Rule 13d-
    1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                  International Microcomputer Software, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  459862 30 6
--------------------------------------------------------------------------------
                                (CUSIP number)

                                 March 5, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [_]   Rule 13d-1(d)

_______________

     /*/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 7 Pages)
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-----------------------                                  ---------------------
  CUSIP NO. 459862 30 6               13G                PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Capital Ventures International
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
   NUMBER OF              437,637

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          437,637**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             437,637

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          437,637**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      437,637

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (10) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

**Heights Capital Management, Inc. is the investment adviser to Capital Ventures International and as such may exercise voting and dispositive power over these shares.

-----------------------                                  ---------------------
  CUSIP NO. 459862 30 6               13G                PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Heights Capital Management, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          437,637**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          437,637**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      437,637

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

**Heights Capital Management, Inc. is the investment adviser to Capital Ventures International and as such may exercise voting and dispositive power over these shares.

7.
Item 1(a).  Name of Issuer:

            International Microcomputer Software, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            75 Rowland Way
            Novato, California  94949

Item 2(a).  Name of Person Filing:

            (1)  Capital Ventures International (a "Reporting Person")

            (2)  Heights Capital Management, Inc. (a "Reporting Person")

Item 2(b).  Address of Principal Business Office:

            (1)  One Capitol Place
                 P.O. Box 1787
                 GT. Grand Cayman, Cayman Islands
                 BWI

            (2)  425 California Street
                 Suite 1100
                 San Francisco, CA 94104

Item 2(c).  Citizenship:

             (1) Cayman Islands

             (2) Delaware

Item 2(d).  Title of Class of Securities:

            Common Stock, no par value per share (the "Common Stock")

Item 2(e).  CUSIP Number:

            459862 30 6

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

            (a)  [_] Broker or dealer registered under Section 15 of the Act,

            (b)  [_] Bank as defined in Section 3(a)(6) of the Act,

            (c)  [_] Insurance Company as defined in Section 3(a)(19) of the
                     Act,

            (d)  [_] Investment Company registered under Section 8 of the
                     Investment Company Act,

            (e)  [_] An investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E),

            (f)  [_] An employee benefit plan or endowment fund, in accordance with Rule 13d-1(b)(1)(ii)(F),

            (g)  [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

            (h)  [_] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

            (i)  [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

            (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issue identified in
            Item 1.

            (1)  Capital Ventures International

            (a)  Amount beneficially owned:  437,637 shares

            (b)  Percent of class:  7.2%

            (c)  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote: 437,637

                 (ii)   Shared power to vote or to direct the vote: 437,637

                 (iii) Sole power to dispose or to direct the disposition of: 437,637

                 (iv) Shared power to dispose or to direct the disposition of: 437,637

            (2)  Heights Capital Management, Inc.

            (a)  Amount beneficially owned:  437,637

            (b)  Percent of Class:  7.2%

            (c)  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote: 0

                 (ii)   Shared power to vote or to direct the vote: 437,637

                 (iii) Sole power to dispose or to direct the disposition of: 0

                 (iv) Shared power to dispose or direct the disposition of: 437,637

Item 5.     Ownership of Five Percent or Loss of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [         ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8.     Identification and Classification of Members of the Group.

      Not applicable.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

Item 10.    Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 15, 1999        Capital Ventures International

                              By: Heights Capital Management, Inc., pursuant to a Limited Power of Attorney, a copy of which is filed as Exhibit A hereto

                              By: /s/ Michael Spolan
                                 _______________________________
                              Name:  Michael Spolan
                              Title: General Counsel



Dated:  March 15, 1999        Heights Capital Management, Inc.

                              By: /s/ Michael Spolan
                                 ________________________________
                              Name:  Michael Spolan
                              Title: General Counsel

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                                 Exhibit Index

Exhibit No.  Description
-----------  -----------

  A          Limited Power of Attorney

  B Joint Filing Agreement, dated March 15, 1999, pursuant to Rule 13d-1(k)(1) between Capital Ventures International and Heights Capital Management, Inc.